Exhibit 18

KPMG Peat Marwick LLP  (letterhead)
     Two Central Park Plaza
     Suite 1501
     Omaha, NE  68102

     233 South 13th Street, Suite 1600
     Lincoln, NE 68508-2041


February 16, 1995





Valmont Industries, Inc.
Valley, Nebraska 68064

Gentlemen:

We have audited the consolidated balance sheets of Valmont Industries, Inc. and subsidiaries (the Company) as of December 31, 1994 and December 25, 1993, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, and have reported thereon under date of February 16, 1995. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 1994. As stated in
Note 1 to those consolidated financial statements, the Company changed its method of accounting for cost of inventory costs on the lighting ballast product line from the LIFO method to the FIFO method and states that the newly adopted accounting principle is preferable in the circumstances because the Company has experienced deflationary material inventory costs and has enhanced the product design to reduce the material and labor cost components of inventory. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Valmont Industries, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

					 KPMG PEAT MARWICK LLP


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